Exhibit 2.5

              Second Amendment to Conditional Delivery Agreement

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                               SECOND AMENDMENT
                                      TO
                        CONDITIONAL DELIVERY AGREEMENT


      This Second Amendment to Conditional Delivery Agreement ("Second Amendment") is made as of this 7th day of December, 1998, by, between and among UCI Medical Affiliates, Inc., a Delaware corporation ("UCI"); UCI Medical Affiliates of Georgia, Inc., a South Carolina corporation ("UCI of GA"); and MainStreet Healthcare Corporation, a Delaware corporation ("MainStreet").

                                 Introduction.

      At the closing effective as of May 1, 1998 of the transfer of substantially all of the assets of MainStreet to UCI of GA as contemplated by that certain Acquisition Agreement and Plan of Reorganization dated February 9, 1998, by and between among others UCI, UCI of GA, and MainStreet, as amended (the "Acquisition Agreement"), UCI delivered to MainStreet that certain Conditional Delivery Agreement dated effective as of May 1, 1998, by and among UCI, UCI of GA and MainStreet (the "Conditional Delivery Agreement") which provides for the issuance of 2,901,396 shares of the $0.05 par value voting common stock of UCI to MainStreet, pursuant to the terms and conditions set forth in the Acquisition Agreement and therein. The Conditional Delivery Agreement was amended by that certain Amendment to Conditional Delivery Agreement dated July 21, 1998. UCI, UCI of GA and MainStreet desire to enter into this Second Amendment to reflect certain further amendments to the Conditional Delivery Agreement as reflected herein.

                                 Agreement.

      NOW, THEREFORE, in consideration of these premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Section 4 of the Conditional Delivery Agreement, as amended, is hereby deleted and the following substituted in lieu thereof:

            4. Failure of Conditions. In the event that as of February 28, 1999 for any reason any of the conditions set forth in Section 2 (the "Conditions") are not met, MainStreet shall have the option, exercisable by written notice to UCI on or before March 5, 1999, to either (i) require UCI to continue to use its reasonable best efforts to complete the Conditions no later than March 31, 1999, or (ii) unwind the transactions as herein provided (an "Unwind Event"). In the case of an Unwind Event or if the Conditions have not been met by March 31, 1999, the parties to the Acquisition Agreement shall immediately take all actions in their best efforts to restore the parties to the respective positions they held prior to the closing of the transactions contemplated in the Acquisition Agreement. In this connection, without limiting the generality of the foregoing, each party to the Acquisition Agreement shall (a) undertake all such actions necessary so that, to the greatest extent reasonably practicable, all liabilities and assets transferred from any party in the Acquisition are transferred back to such party, (b) shall

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      execute and deliver any and all deeds, bills of sale, assignments, assumptions, and other instruments of conveyance or assumption as shall be reasonably required to return such liabilities and assets, and (c) perform such other acts as set forth in the Acquisition Agreement concerning the unwinding of the transactions contemplated in the Acquisition Agreement. The Transferees will use commercially reasonable efforts to hold separate and segregate the Assets until the conditions set forth in Section 2 above are satisfied. In the event for any reason a party (the Maker") is unable to return to any other party (the "Holder") any assets (including any cash) or liabilities received by or from the Holder pursuant to the Acquisition Agreement, the Maker shall immediately execute and delivery to the Holder a promissory note (the "Note") in favor of the Holder in an original principal amount equal to, with respect to any party, the excess, if any, of the amount of the fair market value of any and all assets which are not returned by such party as set forth above over the fair market value of any and all liabilities which are not returned by such party in each case taking into account the terms of the Acquisition Agreement. Such Note shall bear interest at the then "Prime Rate" as listed in the Money Rates Section of the Wall Street Journal, and all interest and principal thereunder shall be due and payable one month after the date of execution of such Note.

      2. Except as otherwise modified hereby, the terms and provisions of the Conditional Delivery Agreement, as amended, shall remain in full force and effect. This Second Amendment may be executed in any number of counterparts, all of which taken together shall constitute one Second Amendment, and any party hereto may execute this Second Amendment by signing any such counterpart. The authorized attachment of counterpart signature pages shall constitute execution by the parties. This Second Amendment shall be governed by and construed in accordance with the laws of the State of South Carolina.

      IN WITNESS WHEREOF, the parties have executed this Second Amendment to Conditional Delivery Agreement under seal with the corporate parties acting by and through their duly authorized officers, effective as of the date first above written.

UCI MEDICAL AFFILIATES, INC.                     MAINSTREET HEALTHCARE
                                                 CORPORATION

By: /s/ Jerry F. Wells, Jr.                      By:  /s/ Robert G. Riddett, Jr.
    -----------------------------------------         --------------------------
    Jerry F. Wells, Jr.                               Robert G. Riddett, Jr.
    Its: Executive Vice President of Finance          Its:  President
         and Chief Financial Officer


UCI MEDICAL AFFILIATES OF
GEORGIA, INC.

By: /s/ Jerry F. Wells, Jr.
    ----------------------------------------
    Jerry F. Wells, Jr.
    Its: Executive Vice President of Finance
         and Chief Financial Officer